Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation our report dated June 30, 2023 in the Form 20-F of VS MEDIA Holdings Limited, relating to the audit of the consolidated balance sheets of VS MEDIA Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2022, and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for each of the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as financial statements) included herein.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
April 30, 2024	PCAOB ID No.1171